SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT, made this 28th day of February 2018 and effective as of December 30, 2017 (the “Effective Date”) (the “Agreement”), by and between Quest Solution Inc., a Delaware corporation (the “Company”) and Kurt Thomet, an individual residing at 706 Fairwinds Loop, Vancouver, WA 95661 (“Thomet”). The Company and Thomet collectively shall be referred to as the “Parties.”

WHEREAS, the Company is indebted to Thomet in the aggregate amount of $5,437,136.40 (the “Owed Amount”) which includes accrued interest earned but not paid;

WHEREAS, Thomet has instituted an action in the Circuit Court for the State of Oregon, for the County of Lane (the “Lawsuit”) seeking damages for breach of contract.

WHEREAS; the Company is willing to settle the Owed Amount by paying certain consideration to Thomet as set forth in Section 2 below.

WHEREAS, each of the Parties desires to release each of the other Parties from any and all claims in connection with the Owed Amount upon the fulfillment of the conditions set forth in Section 2 below.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable considerations hereinafter contained, the Parties agree as follows:

1.	Recitals. The above recitals are incorporated into this Agreement.

2.	Settlement. On the date hereof, or as otherwise set forth below, the Company shall satisfy the Owed Amount in the manner set forth below:

a.	The Company will pay Thomet 60 monthly payments of $12,500 each (the “Settlement Payments”) commencing the earlier of (i) 8 months from the date hereof; or (ii) the date when the Company’s obligation under its promissory note with Scansource, Inc., currently in the amount of approximately $2,800,000 is satisfied and all amounts currently in default due under the credit agreement (currently approximately $6.0 million) with Scansource is reduced to $2.0 million, with subsequent payments due on or before the 25th day of each calendar month following such date. All Settlement Payments, if not paid when due, will bear interest at the rate of 12% per annum, or the maximum rate permitted by applicable law, whichever is less. If Company fails to timely pay 2 consecutive Settlement Payments when due, or is otherwise in breach of this Agreement, then Thomet may declare all remaining Settlement Payments (and all accrued but unpaid interest) due in its entirety, and such sum will thereafter bear interest at the rate of 18% per annum, or the maximum rate permitted by applicable law, whichever is less.

b.	The Company hereby agrees to issue Thomet 500,000 shares of Common Stock within three (3) days of the execution of this Agreement (the “Common Shares”). The Common Shares will be subject to restriction in accordance with the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (collectively “U.S. Securities Laws”) and will bear the standard 1933 Act restrictive legend. In addition, Thomet hereby agrees that he will not sell more than 10%of the shares of Common stock beneficially owned by him in any 30-day period (the “Trading Restriction”). The Trading Restriction shall be null and void 180 days after the Company’s common stock is listed on the NASDAQ Capital Market or another National Market. In addition, Thomet agrees to execute the voting proxy agreement in favor of the Company’s CEO, Shai Lustgarten, attached hereto as Exhibit B.

c.	The Company agrees to issue Thomet an aggregate of 1,000,000 shares of Series C Preferred Stock which rights will be governed by the terms set forth in the Certificate of Designation of Rights and Preferences (the “COD”)attached as Exhibit A hereto, except that no dividends will be payable or will accrue on the Preferred Shares until two years from the date of issuance; and the Preferred Shares will be convertible into Common Stock at $1.00 per share at the holder’s option and will be automatically convertible into common stock if the Company’s common stock has a closing price of $1.50 per share for 20 consecutive trading days.

The Settlement Payments, the issuance of the Preferred Shares and the Common Shares shall constitute the total consideration for the Owed Amount (the “Consideration”).

3.	Forgiveness of the Obligation. Thomet agrees that upon the execution of this Agreement and the issuance of the Preferred Shares and Common Shares and payment of the attorneys’ fees as provided in Section 4, below, the Owed Amount will be forgiven in its entirety and Thomet shall have no right to the Owed Amount as of the Effective Date, although Thomet shall retain the right to the Consideration. Thomet agrees to sign any document deemed necessary by the Company’s auditors to reflect such forgiveness after review by his counsel; provided, that any such letter or agreement will not effect the economic terms of this Agreement. In addition, Thomet agrees to, not later than five business days after issuance of the Preferred Shares and Common Shares and payment of the attorneys’ fees as provided in Section 4, below, withdraw the Lawsuit with prejudice.

4.	Attorneys’ Fees. Contemporaneous with the execution of this Agreement the Company will pay the legal fees incurred by Thomet in connection with the negotiation of this Agreement in the amount of $5,000.

5.	Release. In consideration of the foregoing and upon fulfillment of the conditions of this Agreement, Thomet hereby releases and discharges the Company, the Company’s officers, directors, principals, control persons, past and present employees, agents, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, Thomet ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, in connection with the Owed Amount, from the beginning of the world to the day of the date of this Release. Notwithstanding anything in this paragraph, Thomet does not waive any rights that he derives from this Agreement or any other agreement that he may enter into with the Company pursuant to Section 4 below.

Thomet hereby confirms that, upon receipt of the items set forth in Section 2 hereof, the Company shall have no obligation to pay any other fees, expenses, accrued but unpaid interest or dividends or any other payment or reimbursements that comprise the Owed Amount, except for payments and rights set forth in the COD as modified in Section 2(b) hereof. Thomet hereby agrees to release any security interest that he may have against the Company’s assets. Thomet represents and warrants that no other person or entity has any interest in the Owed Amount and that he has not pledged, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the Owed Amount.

6.	Indemnification. Thomet agrees that in the event that a third party brings a claim against the Company alleging that Thomet transferred or otherwise pledged a portion of the Owed Amount, and/or the promissory note(s) reflecting the Owed Amount, Thomet shall be responsible for any damages arising against the Company relating thereto including reasonable expenses in defending such third party action.

7.	Mutual Non-Disparagement. All Parties agree not to disparage or otherwise make unfavorable remarks regarding any other party to this Agreement.

8.	Merger and Amendment. This Agreement and its Exhibits contain the entire agreement and understanding concerning the Owed Amounts and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that none of the parties hereto, agents or counsel of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.

9.	Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

10.	Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.	Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of Oregon, excluding its conflict of laws rules. Each party consents to the exclusive jurisdiction of any State Court or Federal Court in Lane County, Oregon with repsect to any claim or action arising out of or related to this Agreement.

12.	Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

IN WITNESS WHEREOF, the Parties hereto have executed this Release Agreement as of the day and year first written above.

QUEST SOLUTION INC.

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

/s/ Kurt Thomet
Kurt Thomet

EXHIBIT B

Voting Agreement